Exhibit 10.1

August 10, 2023

Alex Chriss

Dear Alex,

We have enjoyed getting to know you better and understanding how your experience, expertise and leadership approach aligns with helping PayPal Holdings, Inc. (“PayPal Holdings”) and its consolidated subsidiaries (collectively, “PayPal”) on our mission to democratize financial services and improve the financial health of individuals, families, businesses and communities around the world. We are excited at the prospect of you joining as a leader at PayPal, and we are pleased to offer you, on the terms set forth in this offer letter (this “Letter”), the full-time, exempt position of President and Chief Executive Officer, reporting to the Board of Directors (the “Board”) of PayPal Holdings. Your first day of employment with PayPal (“Start Date”) will be September 27, 2023. In connection with your commencement of employment with PayPal you will be appointed to serve as a member of the Board.

Through this Letter, I will present the specifics of your job offer and compensation package, including legal terms and conditions. As discussed, this compensation package is subject to the approval of the Board. Please review this Letter and sign where noted, via DocuSign. Should you have any questions, please reach out to Kausik Rajgopal at kausik@paypal.com.

Your Compensation Package

Salary and Bonuses

At PayPal, we pride ourselves on offering a competitive total rewards package. Your annual base salary will be $1,250,000 (paid bi-weekly at $48,076 per pay period, less applicable deductions and tax withholdings).

You will be eligible to participate in the PayPal Annual Incentive Plan for a specified fiscal year (“AIP”), subject to the terms and conditions of the AIP for each fiscal year as determined by the Compensation Committee (the “Compensation Committee”) of the Board. AIP is an annual bonus that is calculated based on your individual achievement as well as company performance for the year. The AIP performance period is from January 1 through December 31. Your target bonus for the AIP is 200% of your annual base salary, pro-rated based on your Start Date and days of service in an AIP-eligible position during the AIP performance period. For the current fiscal year, the AIP in effect is comprised of a mix of 75% PBRSUs (based on company performance criteria) and 25% cash (based on individual performance criteria). There is no guarantee any AIP bonus will be awarded or received, and any actual bonus will be determined after the end of the AIP performance period. Any AIP bonus, even if it is made repeatedly or regularly and whatever its amount, can never lead to a vested right for you, the employee.

To be eligible to receive any AIP bonus, you must be employed before October 1st of the applicable AIP performance period, and you must remain employed on the date the bonus is paid, subject to applicable laws. If your Start Date commences on or after October 1st, your eligibility to participate in the AIP will begin on January 1st of the following calendar year. Any bonus is at PayPal’s sole and absolute discretion and subject to the terms and conditions of the AIP. PayPal reserves the right, in its sole discretion, to amend, change or cancel the AIP at any time. Further, the bonus plan that you are eligible to participate in may change over time. You acknowledge and agree that PayPal may substitute the plan referenced in this Letter and any contract of employment or any offer documentation, as it determines in its sole discretion from time to time.

Equity Grants

In addition, subject to approval of the Compensation Committee you will also receive the initial equity grants described below. For future years, the value and form of your annual equity grant ranges will be reviewed each year and are subject to change, with the intent that we remain competitive to the market.

Grant	Intended Grant Date (Assuming September 2023 Start Date)	Value	Vesting Schedule
Make-Whole Restricted Stock Units (RSUs) (the “Make-Whole RSUs”)	October 15, 2023	USD $10,000,000	The value of the Make-Whole RSUs will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant. One-half (1/2) of the shares subject to the Make-Whole RSUs will vest on the first anniversary of the grant date, with the remainder of the shares subject to the Make-Whole RSUs vesting on the second anniversary of the grant date, in each case conditioned upon your continued employment with a PayPal company. However, notwithstanding anything to the contrary in the Current Severance Plan (as defined below), if your employment with PayPal is terminated by reason of a Qualifying Termination (as defined in the Chief Executive Officer section of Appendix A of the Current Severance Plan), any then-outstanding and unvested Make- Whole RSUs will accelerate and vest in full on the effective date of your separation from service from PayPal.

Initial Restricted Stock Units (RSUs)	October 15, 2023	USD $16,750,000	The value of the RSUs will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant. One-third (1/3) of the shares subject to the RSUs will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the shares subject to the RSUs vesting on each quarterly vest date thereafter, in each case conditioned upon your continued employment with a PayPal company.

Initial Performance-based Restricted Stock Units (PBRSUs)	October 15, 2023	Target value of USD $17,000,000	The target value of these equity awards will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant. Any PBRSUs earned based on PayPal Holdings’ performance over the three-year performance period which commenced on January 1, 2023 will be vested and settled in February or March of the year immediately following the performance period, conditioned upon your continued employment with a PayPal company.

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Please note: The above is a summary of your RSUs and PBRSUs. The RSUs and PBRSUs are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related agreements. Once your grants are processed (subject to the approval of the Compensation Committee), the grant date for RSUs and PBRSUs is generally on or around the 15th of the month following the month of your first day of employment. You will be notified by E*TRADE to set up your account, and will be prompted to accept your grant online. The equity award and other related agreements set forth the terms and conditions that govern your awards.

All employees are subject to PayPal’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of PayPal’s Insider Trading Agreement. Please review the Agreement carefully and execute the online certification through our SilkRoad Onboarding Portal to submit it to PayPal’s People team.

Benefits

You will also receive benefits from PayPal, including without limitation executive benefits and programs that are specific to your position as Chief Executive Officer, as such benefits and programs are in effect from time to time. Please refer to the benefit plan documents for more details, including eligibility. Details about company benefits, including the Employee Stock Purchase Program, 401(k), Sabbatical Program, and Tracking-Free Vacation, are available here: https://www.paypalbenefits.com. Since you will be part of PayPal’s executive team, you’re also eligible for the PayPal Holdings, Inc. Deferred Compensation Plan.

The above is just an overview. For more details and plan limitations, please review the Summary Plan Descriptions, plan documents, program summaries or grant agreements. You’ll see that we’re serious about offering a generous benefits package, though PayPal reserves the right to make changes or cancel any benefits at any time, in PayPal’s sole discretion.

Terms and Conditions

This offer is contingent upon the results of your background verification and reference checks, as PayPal deems appropriate, in its sole discretion.

Under federal immigration laws, PayPal is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Your employment at PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed a by written agreement signed by the Board or its authorized delegate. Your employment conditions, job responsibilities, compensation and benefits may be adjusted by PayPal from time to time in its sole discretion.

Effective beginning on your Start Date, you will be eligible to participate in the PayPal Holdings, Inc. Executive Change in Control and Severance Plan as amended and restated effective as of September 27, 2021, attached as Exhibit A hereto (the “Current Severance Plan”, and as it may be amended or restated from time to time, the “Severance Plan”), subject to the terms and conditions of this Letter.

Although your employment with PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice, as a part of PayPal’s executive team, you may be eligible for severance in certain circumstances pursuant and subject to the terms and conditions of any applicable severance program, policy or plan that PayPal may maintain from time to time, including, without limitation, the Severance Plan. PayPal reserves the right to make changes or cancel any program, policy, plan and benefit at any time, in PayPal’s sole discretion, provided that no amendment, suspension or termination of the Current Severance Plan during the period commencing on your Start Date and ending on the three year anniversary of your Start Date will materially impair your rights thereunder, unless mutually agreed otherwise in writing between you and a PayPal company.

As an executive officer, you acknowledge and agree that PayPal’s recoupment policy will apply to you as it may be in effect and/or amended from time to time, including without limitation as it may be amended by PayPal to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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Kindly indicate your consent to this Letter by signing and returning a copy through DocuSign. In addition to this Letter, other important documents, including the Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement, outline additional terms and conditions of your employment. These documents will be provided to you for signature via our SilkRoad Onboarding Portal. Please be sure to thoroughly review these documents prior to signing. These documents must be signed and returned prior to your Start Date.

On or prior to your Start Date, you and PayPal Holdings will also enter into an indemnification agreement substantially in the form of indemnity agreement attached as Exhibit B hereto.

Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior written or oral offers, agreements and communications. In accepting this offer and signing below, you acknowledge that you have not relied upon any statement, promise, agreement or representation not set forth in this Letter.

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At PayPal, we are continuing to write the next chapter in transforming the world’s digital economy. We believe the opportunities ahead of us are greater than ever, and we hope you will join us on the journey.

/s/ David W. Dorman
David W. Dorman
Chair, Compensation Committee of the Board of Directors of PayPal

ACCEPTED:

/s/ Alex Chriss
Alex Chriss

Date

[Signature Page to Letter]

EXHIBIT A

PAYPAL HOLDINGS, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

As Amended and Restated, Effective as of September 27, 2021

1.	PURPOSE OF THE PLAN

The purpose of the PayPal Holdings, Inc. Executive Change in Control and Severance Plan (the “Plan”) is to encourage the full attention and dedication of certain eligible executives of the Company or any of its participating subsidiaries, and to provide severance benefits to such eligible executives upon their separation from the Company or any of its participating subsidiaries under the conditions described herein. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Rather, the Plan is intended to be an unfunded “top hat” welfare benefit plan subject to ERISA.

This document serves as both the Plan document and summary plan description. The Plan was adopted effective as of December 31, 2019, and applies to Covered Terminations occurring on or after January 1, 2020. The Plan is amended and restated effective as of July 1, 2021. The payment of severance benefits to any Participant who had a Covered Termination prior to January 1, 2020 will be determined in accordance with the terms of the applicable plan or individual agreement in effect at the time of such Covered Termination. The Plan replaces any and all prior policies, plans, and arrangements (whether written or unwritten) with Eligible Participants, to the extent that such policies, plans, and arrangements provide for payments to be made after termination of employment directly by an Employer, other than pursuant to an Employer retirement plan or deferred compensation plan.

2.	DEFINITIONS

(a)

Accrued Benefits — means prompt payment by the Company to an Eligible Participant of (a) any accrued but unpaid base salary through the last day of employment, (b) any unreimbursed expenses incurred through the last day of employment subject to the Eligible Participant’s prompt delivery to the Company of all required documentation of such expenses pursuant to applicable Employer policies and (c) all other vested payments, benefits or fringe benefits to which the Eligible Participant is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (excluding any other severance plan, policy or program) of the Company in accordance with the terms of such arrangement, plan, program or grant.

(b)	Board — means the Board of Directors of the Company.

(c)

Cause — means (a) an Eligible Participant’s failure to attempt in good faith to substantially perform his or her assigned duties, other than failure resulting from his or her death or incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (b) an Eligible Participant’s indictment for, conviction of or plea of nolo contendere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (c) an Eligible Participant’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, except good faith expense account disputes.

(d)

Change in Control — means a “change in control” as such term is defined in the Equity Incentive Award Plan. The Compensation Committee will have full and final authority, which will be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided, that such “change in control” is a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5).

(e)	Change in Control Period — means the period that begins 90 days prior to, and ends 24 months following, a Change in Control.

(f)	COBRA — means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended,

(g)	Code — means the Internal Revenue Code of 1986, as amended.

(h)	Company — means PayPal Holdings, Inc. or, after a Change in Control, any Successor Entity.

(i)

Company Equity Award — means an incentive award granted to an Eligible Participant and relating to shares of common stock of the Company (“Stock”) or, after a Change in Control, the common equity of any Successor Entity, pursuant to the Equity Incentive Award Plan or otherwise, including without limitation any award of stock options, performance-based restricted stock units or restricted stock units.

(j)	Compensation Committee — means the Compensation Committee of the Board.

(k)

Disability, or to become Disabled — means an Eligible Participant’s employment with the Company terminates because (i) the Eligible Participant is unable to return to work while receiving benefits under the Company’s long term disability plan (the “LTD Plan”), or (ii) if the Eligible Participant is not covered by the LTD Plan, he or she is unable to return to work due to a long-term disability that would qualify for benefits under the LTD Plan, as determined by the Plan Administrator or a third-party designated by the Plan Administrator; provided that the Eligible Participant (x) requests in writing continued vesting due to such disability within 30 days of the date his or her employment terminates, (y) provides any requested supporting documentation, and (z) receives the Company’s written consent to such treatment.

(l)

Eligible Participant — means any employee of the Company or one of its subsidiaries who meets all of the eligibility requirements set forth in Section 4 (Eligibility), and who holds a position at or above the level of Vice President.

(m)	Employer — means the Company and any U.S. subsidiary or U.S. affiliate of the Company whose voting equity is, directly or indirectly, more than fifty percent (50%) owned by the Company.

(n)	Equity Incentive Award Plan — means the Company’s Amended and Restated 2015 Equity Incentive Award Plan, as amended from time to time, or any successor thereto.

(o)	ERISA — means the Employee Retirement Income Security Act of 1974, as amended.

(p)

Good Reason — has the meaning set forth in the applicable Appendix hereto. In order to resign for Good Reason, (a) the Eligible Participant must provide written notice to the Company of such Good Reason event(s) within 60 days from the first occurrence of such Good Reason event(s), following which the Company will have 30 days to cure such event, and (b) to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, the Eligible Participant must terminate his or her employment for Good Reason no later than 60 days following the occurrence of such Good Reason event(s) by providing the Company 30 days’ prior written notice of termination, which may run concurrently with the Company’s cure period stated above.

(q)

Individual Agreement — means an individual employment letter agreement or other agreement between an employee and an Employer that provides for the payment of severance benefits outside of the Plan upon a qualifying termination of employment.

(r)	Plan Administrator — means the Compensation Committee or such other person or committee appointed from time to time by the Compensation Committee to administer the Plan.

(s)	Qualifying Termination — has the meaning set forth in the applicable Appendix hereto.

(t)	Qualifying Retirement — has the meaning set forth in the applicable Appendix hereto.

(u)	Separation Date — means the effective date of an Eligible Participant’s Separation from Service.

(v)	Separation from Service — means, except as provided in subsections (a) and (b) below, an employee’s termination from employment (whether by retirement or resignation from or discharge by the Company).

i.

A Separation from Service will be deemed to have occurred if an employee and the Company reasonably anticipate, based on the facts and circumstances, that the employee will not provide any additional services for an Employer after a certain date; provided, however, that if any payments or benefits that may be provided under the Plan constitute deferred compensation within the meaning of Section 409A of the Code, a Separation from Service also will be deemed to have occurred in the event that the level of bona fide services performed by the employee after a certain date will permanently decrease to no more than 20% of the average level of bona fide services performed by the employee over the immediately preceding 36-month period.

ii.

Notwithstanding the foregoing, for purposes of the Plan, an employee’s employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Employer under an applicable statute or by contract. For purposes of the Plan, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for an Employer. If the period of leave exceeds six months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period due to such employee’s Disability, in which case such employee will not be an Eligible Participant except as otherwise provided in Section 4 of the Plan.

The definition of “Separation from Service” will at all times be interpreted in accordance with the terms of Treasury Regulations Section 1.409A-1(h) and any guidance issued thereunder.

(w)	Severance Pay Benefits — means the cash severance benefit determined in accordance with the applicable Appendix hereto, and payable in accordance with Section 5 (Severance Benefits).

(x)	Successor Entity — means “successor entity” as such term is defined in the Equity Incentive Award Plan.

3.	GENERAL RULES

(a)

Effective Date. The Plan is effective as of December 31, 2019, as amended and restated effective July 1, 2021, and will replace all prior plans, programs, Individual Agreements and arrangements providing change in control or severance type benefits to Eligible Participants, including without limitation the PayPal Holdings, Inc. SVP and Above Standard Severance Plan and the PayPal Holdings, Inc. Change in Control Severance Plan for Key Employees, each of which will terminate as of the Effective Date, and any offer letter or other agreement between the Company or any of its affiliates, on the one hand, and such Eligible Participant, on the other hand, in accordance with the Participation Agreement executed by such Eligible Participant.

(b)

Amendment and Termination. The Company is under no obligation to continue the Plan for any period of time. The Plan Administrator, in its sole discretion, reserves the right to modify, amend or terminate the Plan (including the benefits set forth in the appendices of the Plan), in whole or in part, at any time and for any or no reason with respect to any employee or all employees at any time prior to his, her or their receipt of any severance benefits; provided, however, that in no event will the Plan be terminated, or modified or amended in any manner that is adverse to (i) any Eligible Participants at any time during the Change in Control Period or (ii) any Eligible Participant who is receiving payments or benefits under the Plan as a result of a Qualifying Termination. For the avoidance of doubt, the foregoing prohibition does not and will not require that all Eligible Participants receive the same severance benefits that the Plan Administrator may in its sole discretion choose to provide to any given Eligible Participant.

(c)

Benefits Non-Assignable. Benefits under the Plan may not be anticipated, assigned or alienated; provided that if an Eligible Participant becomes eligible for a benefit and dies before payment is made, such Eligible Participant’s heirs will be entitled to the payment.

(d)

Governing Laws. The Plan is intended to be a “top hat plan” and will be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to the Plan to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware will apply. Except as may otherwise be provided in an applicable Appendix hereto, the parties irrevocably and unconditionally submit to the jurisdiction and venue of U.S. District Court for the District of Delaware for purposes of any suit, action or other proceeding arising out of, or relating to or in connection with the Plan.

(e)

No Right to Continued Employment. Neither the Plan nor any action taken with respect to it confers upon any person the right to continue in the employ of the Company or any of its subsidiaries or affiliates. Employees will continue to be employed “at-will,” as defined under applicable law.

(f)

Funding. The Company or one of its affiliates will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in the Plan gives any Eligible Participant or any other person any right, title, or interest in any property of the Company or any of its affiliates.

(g)

Severability. The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, will not be affected, and each and every provision of the Plan will be valid and enforceable to the fullest extent and in the broadest application permitted by law.

4.	ELIGIBILITY

(a)	General Eligibility. The benefits under the Plan are limited to employees of an Employer who satisfy each of the following conditions, as determined by the Plan Administrator in its sole discretion:

i.	The employee is classified as an Eligible Participant;

ii.	The employee is terminated due to a Qualifying Termination;

iii.

The employee is actively at work through the last day of work designated by an Employer, unless (A) the employee is absent due to an approved absence from work (including leave under the Family and Medical Leave Act) or (B) unless otherwise designated by his or her written agreement with the Employer;

iv.

The employee executes and does not revoke a Separation Agreement (the “Separation Agreement”) and a waiver and general release of claims (the “Release”), each in the form and within the period specified by Plan Administrator or its delegate; and

v.	The employee returns all property of any Employer and settles all expenses owed to the Employer and any of its subsidiaries or affiliates.

(b)	Exclusions from Eligibility. Unless the Plan Administrator provides otherwise in writing, the following employees are not eligible to participate in the Plan:

i.	Any employee who is eligible to receive severance payments and/or benefits under an Individual Agreement from and after the Effective Date;

ii.	In the case of an involuntary termination of employment, any Eligible Participant who terminates employment prior to the stated Separation Date as set forth in his or her Separation Agreement; and

iii.	Any Eligible Participant whose employment is terminated for any of the following reasons:

•	Resignation or other voluntary termination of employment, other than for Good Reason or a Qualifying Retirement, as provided in the Plan; or

•	Termination for Cause.

5.	SEVERANCE BENEFITS

(a)

Accrued Benefits. The Company (or one of its affiliates) will make payment or otherwise provide all Accrued Benefits when due. Such obligation will not be subject to the Eligible Participant’s execution of a Separation Agreement or Release.

(b)

Severance Pay Benefit. The Company will pay to each Eligible Participant a Severance Pay Benefit in an amount determined in accordance with the applicable Appendix, subject to the reductions set forth below; provided, however, that the Plan Administrator, in its sole discretion and on a case-by-case basis, may increase (but not decrease, except as provided below) such Severance Pay Benefit payable to an Eligible Participant.

(c)

Reduction of Severance Pay Benefit. Unless an Employer, in its sole discretion, provides otherwise in writing, the amount of the Severance Pay Benefit payable to an Eligible Participant will be reduced as follows:

i.

In the event that an Employer triggers Worker Adjustment and Retraining Notification Act (“WARN”) (or other similar federal or state statute), any Severance Pay Benefit will be offset by any amount paid pursuant to WARN. If the Employer provides pay-in-lieu-of-notice to the Eligible Participant instead of advance notice of his or her termination of employment in accordance with the requirements of WARN, then the amount of such Eligible Participant’s Severance Pay Benefit will be reduced (but not below zero) by any amount required to be paid or otherwise owing to the employee under WARN.

ii.

An Eligible Participant’s Severance Pay Benefit will be reduced by any outstanding debt owed by the employee to the Company or any of its affiliates, where permitted by law, including but not limited to loans granted by an Employer or any advanced commissions, bonuses, vacation pay, salary and/or expenses.

iii.

In addition, an Eligible Participant’s Severance Pay Benefit will be inclusive of, and not in addition to, any severance or termination payments that may be required to be paid by statute or other governmental mandate of applicable laws.

iv.

In the event of a Change in Control, where an accounting firm designated by the Company determines that (x) the aggregate amount of the payments and benefits that (but for the application of this paragraph) would be payable to an Eligible Participant under the Plan and/or any other plan, policy or arrangement of the Company or of its affiliates, exceeds (y) the greatest amount of payments and benefits that could be paid or provided to the Eligible Participant without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Eligible Participant will either (1) pay the Excise Tax and receive all such payments and benefits as may be payable to him or her, or (2) only receive the aggregate amount of such payments and benefits payable or to be provided to the Eligible Participant that would not exceed the greatest amount of payments and benefits that could be paid or provided to the Eligible Participant without giving rise to any liability for any Excise Tax (such reduced amount of payments and benefits, the “Reduced Benefit Amount”), whichever of the two courses of action in clause (1) or clause (2) hereof produces the greatest after-tax benefit to the Eligible Participant. In the event the Reduced Benefit Amount is paid, the reduction in such payments or benefits pursuant to the immediately preceding sentence will be made in the following order: first, by reducing the Severance Pay Benefit; second, by reducing any health premium payments or reimbursements provided pursuant to the Plan; third, by reducing the accelerated vesting of any then outstanding performance-based Company Equity Awards in reverse order of their scheduled vesting dates; and fourth, by reducing the accelerated vesting of any then outstanding time-vested Company Equity Awards, in reverse order of their scheduled vesting dates.

(d)

Payment of Severance Pay Benefit. The Company will pay the Severance Pay Benefit in a lump sum cash payment. Payment will be made as soon as practicable after the later of the Eligible Participant’s Separation Date or the date on which such employee’s Separation Agreement and/or Release become effective (i.e., the date the Separation Agreement and/or Release cannot be revoked by the employee), but not later than 60 days following the Eligible Participant’s Separation Date; provided, that if the Separation Date occurs within the 90-day period prior to the date of a Change in Control, then the amount of the Severance Pay Benefit payable in connection with the Change in Control will be paid within 60 days after the date of the Change in Control and will be reduced by any Severance Pay Benefit paid prior to such payment date under the Plan.

(e)

Annual Incentive Plan. If an Eligible Participant is eligible to participate in the Annual Incentive Plan of the Company or an applicable successor plan (the “AIP”) for the year immediately prior to the year in which he or she experiences a Separation from Service eligible for benefits under the Plan, and the Separation from Service occurs prior to the payment of bonuses under the AIP with respect to such prior year, the Eligible Participant will be eligible to receive a bonus based on and subject to the attainment of applicable performance objectives for such year; provided that for such purpose the Eligible Participant will be deemed to have satisfied any individual performance component of such bonus at the target level. Any AIP-related payment or settlement of equity pursuant this paragraph will be in accordance with the applicable terms of the AIP and will occur on the date that participants in the AIP receive their bonuses in respect of the applicable fiscal year. In addition, an Eligible Participant will be eligible to receive an amount equal to a prorated portion of the Eligible Participant’s AIP bonus in respect of the fiscal year of the Company in which his or her Separation Date occurs, with the performance conditions attained or deemed attained as set forth in the applicable Appendix hereto. The Company will pay such amount in a lump sum not later than 2 1⁄2 months after the last day of the applicable fiscal year.

(f)

Health Benefits. Each Eligible Participant who participates in a health plan of the Company or its affiliate and who elects to continue to participate in such plan under COBRA will be eligible for continued health benefits or a cash payment in lieu of such benefits, as determined at the discretion of the Plan Administrator, as set forth in the applicable Appendix hereto. The Company will pay or reimburse such Eligible Participant for a portion of the premium cost incurred for each month of coverage, as set forth in the applicable Appendix hereto.

(g)

Company Equity Awards. Each Company Equity Award held by an Eligible Participant and outstanding as of such Eligible Participant’s Separation Date will be treated in the manner set forth in the applicable Appendix hereto.

(h)	Other Benefits. The Company or one of its affiliates will provide the Eligible Participant with any other benefits (if any) to the extent set forth in the applicable Appendix hereto.

(i)

Withholding. The Company or one of its affiliates will withhold such amounts from payments under the Plan as it determines necessary or appropriate to fulfill any federal, state or local wage or compensation withholding requirements.

6.	ADMINISTRATION OF THE PLAN

The Plan Administrator will have sole authority and discretion to administer and construe the terms of the Plan. Without limiting the generality of the foregoing, the Plan Administrator will have the following powers and duties:

•	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

•	To amend and terminate the Plan in accordance with Section 3;

•	To interpret the Plan, its interpretation thereof to be final and conclusive on all persons for purposes of the Plan;

•	To decide all questions concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and

•	To appoint and/or retain such employees, agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

7.	CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of severance benefits for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of severance benefits under the Plan should be directed to the Plan Administrator.

If an employee believes he or she is not receiving severance payments and benefits hereunder which are due, the employee should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.

If the claim is denied, in whole or in part, the employee will receive a written explanation containing the following information:

•	The specific reason(s) for the denial, including a reference to the Plan provisions on which the denial is based;

•	A description of any additional material or information necessary for the employee to perfect the claim and an explanation of why such material or information is necessary; and

•

A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the employee’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

If the employee wishes to appeal this denial, the employee may write within 60 days after receipt of the notification of denial. The claim will then be reviewed by the Plan Administrator, and the employee will receive written notice of the final decision within 60 days after the request for review. If more than 60 days are required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, the employee will receive a written notice of the final decision within 120 days after the request for review.

As part of the Plan’s appeal process, the employee will be afforded:

•	The opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

•	Upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the employee’s claim for benefits; and

•

A review that takes into account all comments, documents, records and other information submitted by the employee relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the decision on appeal is upheld, in whole or in part, the employee will receive a written explanation containing the following information:

•	The specific reason(s) for the decision, including a reference to the Plan provisions on which the decision is based;

•

A statement that the employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the employee’s claim for benefits; and

•	A statement of the employee’s right to bring an action under Section 502(a) of ERISA.

No legal action for benefits under the Plan may be brought unless the action is commenced within one year from the date of the final decision on appeal has been made. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made. If the employee or other interested person challenges a decision, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedure set forth above. Facts and evidence that become known to the employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.

8.	ARBITRATION

Any and all disputes under, in connection with or with regards to the Plan must be arbitrated. Notwithstanding the prior sentence, the obligation to arbitrate does not apply to any claim required by law to be resolved in a forum other than arbitration, which claims shall be resolved in the appropriate forum as required by the laws then in effect. All arbitration related to this Plan shall be conducted by a neutral arbitrator through Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance the then current JAMS Employment Arbitration Rules and Procedures. A copy of the current JAMS rules can be found at www.jamsadr.com/rules-employment-arbitration.

9.	SECTION 409A

Notwithstanding anything contained in the Plan to the contrary, to the maximum extent permitted by applicable law, no employee will have a legally binding right to payments under the Plan unless and until amounts are actually paid to them. To the extent that an employee is deemed to have a legally binding right to a payment under the Plan, then amounts payable under the Plan will be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals) and exempt from Section 409A of the Code as a result of such reliance. Each payment to which an employee is entitled under the Plan will be considered a separate and distinct payment. In addition, (i) no amount payable hereunder will be payable unless the employee’s termination of employment constitutes a Separation from Service and (ii) if the employee is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Eligible Participant is entitled under the Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the employee’s termination benefits will not be provided to the employee prior to the earlier of (A) the expiration of the six-month period measured from the Eligible Participant’s Separation Date or (B) the date of the employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 8 will be paid in a lump sum to the employee without interest, and any remaining payments due under the Plan will be paid as otherwise provided. The determination of whether the employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his or her Separation from Service will be made by the Company in accordance with the terms of Section 409A of the Code (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). To the extent applicable, if payment of an amount under the Plan could be paid in one of two calendar years subject to the delivery of a Separation Agreement and it is determined that payment of such amount in the earlier of such two years could constitute noncompliance with Section 409A of the Code, then such amount will be paid in the later of such two years.

10.	STATEMENT OF ERISA RIGHTS

Eligible Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all plan Eligible Participants will be entitled to, as applicable:

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

•	Obtain a complete list of the Employers sponsoring the Plan upon written request to the Plan Administrator.

•	Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each Eligible Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan Eligible Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan Eligible Participants and beneficiaries. No one, including any Employer, any union, or any other person, may fire an employee or otherwise discriminate against him or her in any way to prevent them from obtaining a benefit under the Plan or exercising their rights under ERISA.

Enforce Your Rights

If an employee’s claim for a severance benefit is denied or ignored, in whole or in part, he or she has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if he or she requests a copy of plan documents or the latest annual report from the plan and does not receive them within 30 days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay him or her up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If an employee has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal court. In addition, if he or she disagrees with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, he or she may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if an employee is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If an employee is successful, the court may order the person he or she has sued to pay these costs and fees. If the employee loses, the court may order him or her to pay these costs and fees, for example, if it finds the claim is frivolous.

11.	ASSISTANCE WITH QUESTIONS

If an employee has any questions about the Plan, he or she should contact the Plan Administrator. If an employee has any questions about this statement or about his or her rights under ERISA, or if the employee needs assistance in obtaining documents from the Plan Administrator, the employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

REQUIRED BY ERISA

Plan Sponsor and Plan Administrator, including address and telephone:	PayPal Holdings, Inc. Compensation Committee of the
PayPal Holdings, Inc. Board of Directors
2211 North First Street
San Jose, CA 95131
(408) 967-7000

Name and address of person designated as agent for service of process:	Kausik Rajgopal EVP, Chief Human Resources Officer
PayPal Holdings, Inc.
2211 North First Street
San Jose, CA 95131
(408) 967-7000

Basis on which Plan records are kept:	Calendar year - January 1 to December 31

Type of Plan:	Unfunded welfare benefit severance plan

EIN:	47-2989869

APPENDIX A

SEVERANCE BENEFITS (CEO AND EVPS)

Under the Plan, Eligible Participants serving as the Chief Executive Officer of the Company, or as an Executive Vice President of the Company, are entitled to the severance benefits set forth in this Appendix A, based on their employment classification as of the date of termination, which will be paid or provided in accordance with the terms and conditions of the Plan to which this Appendix A is attached. The definitions of capitalized terms defined in this Appendix A apply to Appendix A only, as specified herein.

Chief Executive Officer

Outside of a Change in Control Period
Qualifying Termination	“Qualifying Termination” will mean:

(a) involuntary termination by the Company for a reason other than Cause or Disability;

(b) resignation by the Eligible Participant due to Good Reason; or

(c) solely for purposes of the treatment of Company Equity Awards, death or Disability.

“Good Reason” will mean:

(a) a material reduction in the Eligible Participant’s annual base salary;

(b) a material reduction in the Eligible Participant’s annual target bonus opportunity;

(c) a material reduction in the Eligible Participant’s authority, duties or responsibilities as Chief Executive Officer (which would include a failure to report to the Board); or

(d)   any material breach by the Company of the offer letter agreement between the Company and the Eligible Participant, as amended from time to time; in each case without such Eligible Participant’s written consent and subject to the notice and cure conditions set forth in the Plan.

Severance Pay Benefit	Severance Pay Benefit will mean:

(a)   Two times the sum of the Eligible Participant’s (i) annual rate of base salary immediately prior to the Separation Date (without regard to any reduction by the Company that gives rise to Good Reason) and (ii) target AIP bonus amount for the year in which the Separation Date occurs; and

(b)   Prorated AIP bonus amount for the year in which the Separation Date occurs, based on the number of full months Eligible Participant was employed with the Company during the AIP performance period and the actual Company performance through the end of the AIP performance period and target level of individual performance, settled in the form provided for under the terms and conditions of the relevant AIP, including without limitation, AIP Shares, as defined in the relevant AIP, if applicable.

Health Benefits	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the reimbursement of COBRA health premiums or payment of health premiums, at COBRA rates, for 18 months after the Separation Date or, if shorter, until the Eligible Participant becomes covered under a group health plan maintained by a subsequent employer, or other health plans, such as Medicare.

Company Equity Awards	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award severance benefits:

(a)   Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date as to the portion of such Company Equity Awards that would have otherwise become vested pursuant to their regular vesting schedule prior to the 12-month anniversary of the Separation Date (or, in the case of a termination due to Disability, any Company Equity Awards granted to the Eligible Participant prior to July 1, 2021 that would have otherwise become vested pursuant to their regular vesting schedule prior to the 24-month anniversary of the Separation Date will be treated as though immediately vested on the Eligible Participant’s Separation Date and Company Equity Awards granted to the Eligible Participant on or after July 1, 2021 shall be eligible for continued vesting in accordance with Appendix B). Any such Company Equity Awards granted to the Eligible Participant prior to July 1, 2021 will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date and any such Company Equity Awards granted to the Eligible Participant on or after July 1, 2021 will be eligible to continue vesting in accordance with their original vesting schedule following the Eligible Participant’s Separation Date, in each case subject to an effective Separation Agreement (including the Release/Certification Requirements set forth in Appendix B) and Release; provided that to the extent such Company Equity Award is scheduled to vest more frequently than annually, any continued vesting date not falling on an anniversary of the grant date of such Company Equity Award shall be deemed to fall on the next following anniversary of such grant date.

(b)   Performance-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest based on the achievement of performance targets over a given performance period, other than (i) the CEO PSU Award, described in paragraph (c), below, and (ii) any AIP Shares, will remain outstanding and eligible to vest, based solely on the achievement of the applicable Company performance targets for any performance period that ends prior to the 12-month anniversary of the Separation Date; and, following the end of the performance period, the Company will determine the number of shares subject to such Company Equity Awards earned based on actual Company achievement of the performance goals pursuant to the terms of the applicable award agreements, and such Company Equity Awards will be settled in accordance with the terms and conditions of the applicable award agreement on the date that similar awards held by other participants are settled; provided, that in the case of a termination due to Disability, such Company Equity Awards granted to the Eligible Participant prior to July 1, 2021 will become immediately vested, based on target achievement of the performance targets, on the Eligible Participant’s Separation Date to the extent they are subject to a performance period that ends prior to the 24-month anniversary of the Separation Date and Company Equity Awards granted to the Eligible Participant on or after July 1, 2021 shall be eligible for continued vesting in accordance with Appendix B. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement (including the Release/Certification Requirements set forth in Appendix B) and Release.

(c)   CEO PSU Award. In the event any portion of the performance-based Company Equity Award that was granted on April 1, 2018 (the “CEO PSU Award”) is earned but unvested as of the Eligible Participant’s Separation Date, such portion of the CEO PSU Award will be treated as though immediately vested on the Eligible Participant’s Separation Date as to the portion of such CEO PSU Award that would have otherwise become vested pursuant to its regular vesting schedule prior to the 12-month anniversary of the Separation Date (or, in the case of a termination due to death or Disability, prior to the 24-month anniversary of the Separation Date). The CEO PSU Award will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date, subject to an effective Separation Agreement and Release. For the avoidance of doubt, any portion of the CEO PSU Award that is unearned and unvested as of the Eligible Participant’s Separation Date will be forfeited and cancelled upon the Eligible Participant’s Separation Date.

For the avoidance of doubt, any continued vesting of Company Equity Awards pursuant to this section, other than Company Equity Awards that were outstanding prior to July 1, 2021 to the extent they were eligible for accelerated or continued vesting in accordance with this section as in effect prior to July 1, 2021, shall be subject to the Eligible Participant satisfying the Release/Certification Requirements set forth in Appendix B.

Chief Executive Officer

Within a Change in Control Period

Qualifying Termination

“Qualifying Termination” will mean:

(a)   involuntary termination by the Company for a reason other than Cause or Disability;

(b)   resignation by the Eligible Participant due to Good Reason; or

(c)   solely for purposes of the treatment of Company Equity Awards, death or Disability.

“Good Reason” will mean:

(a)   a material reduction in the Eligible Participant’s annual base salary;

(b)   a material reduction in the Eligible Participant’s annual target bonus opportunity;

(c)   a material reduction in the Eligible Participant’s authority, duties or responsibilities as Chief Executive Officer (which would include a failure to report to the board of directors of the Successor Entity) or the failure of the Eligible Participant to serve as Chief Executive Officer of a publicly traded corporation; or

(d)   any material breach by the Company of the offer letter agreement between the Company and the Eligible Participant, as amended from time to time; in each case without such Eligible Participant’s written consent and subject to the notice and cure conditions set forth in the Plan.

Severance Pay Benefit

Severance Pay Benefit will mean:

(a)   Two times the sum of the Eligible Participant’s (i) annual rate of base salary immediately prior to the Separation Date (without regard to any reduction by the Company that gives rise to Good Reason) and (ii) target AIP bonus amount for the year in which the Separation Date occurs; and

(b)   Prorated AIP bonus amount for the year in which the Separation Date occurs, based on the number of full months Eligible Participant was employed with the Company during the AIP performance period and the actual Company performance through the end of the AIP performance period and target level of individual performance, settled in the form provided for under the terms and conditions of the relevant AIP, including without limitation, AIP Shares, as defined in the relevant AIP, if applicable.

Health Benefits	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for a lump sum payment of 24 months of health premiums, at COBRA rates, to be paid within sixty (60) days following the Separation Date.

Company Equity Awards

Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award severance benefits:

(a)   Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date. All such (time-based) Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date, subject to an effective Separation Agreement and Release.

(b)   Performance-Based Awards. If a Change in Control occurs during the performance period applicable to a Company Equity Award that vests based on the achievement of performance targets over a given performance period, (i) other than the CEO PSU Award, and (ii) any AIP Shares, then such Company Equity Award will be subject to Section 11.2 of the Equity Award Incentive Plan. In the event the Eligible Participant’s Separation Date occurs within the Change in Control Period and (i) on or following the consummation of the Change in Control, then such Company Equity Awards will be treated as though immediately vested on the Eligible Participant’s Separation Date, or (ii) prior to the consummation of the Change in Control, then such Company Equity Awards will be treated as though immediately vested on the consummation of the Change in Control. All such (performance-based) Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement and Release.

(c)   CEO PSU Award. If a Change in Control occurs during the performance period of the CEO PSU Award, then such CEO PSU Award will be subject to the terms and conditions of the CEO PSU Award agreement.

Outplacement	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for transition program services.

Executive Vice President

Outside of a Change in Control Period

Qualifying Termination

“Qualifying Termination” will mean:

(a)   involuntary termination by the Company for a reason other than Cause or Disability;

(b)   resignation by the Eligible Participant due to Good Reason; or

(c)   solely for purposes of the treatment of Company Equity Awards, death or Disability.

“Good Reason” will mean:

(a)   a material reduction in the Eligible Participant’s annual base salary;

(b)   a material reduction in the Eligible Participant’s annual target bonus opportunity;

(c)   a material reduction in the Eligible Participant’s authority, duties or responsibilities (which would include a failure to report to the Chief Executive Officer); or

(d)   any material breach by the Company of the offer letter agreement between the Company and the Eligible Participant, as amended from time to time; in each case without such Eligible Participant’s written consent and subject to the notice and cure conditions set forth in the Plan.

Severance Pay Benefit

Severance Pay Benefit will mean:

(a)   1.5 times the sum of the Eligible Participant’s (i) annual rate of base salary immediately prior to the Separation Date (without regard to any reduction by the Company that gives rise to Good Reason) and (ii) target AIP bonus amount for the year in which the Separation Date occurs; and

(b)   Prorated AIP bonus amount for the year in which the Separation Date occurs, based on the number of full months Eligible Participant was employed with the Company during the AIP performance period and the actual Company performance through the end of the AIP performance period and target level of individual performance, settled in the form provided for under the terms and conditions of the relevant AIP, including without limitation, AIP Shares, as defined in the relevant AIP, if applicable.

Health Benefits	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the reimbursement of COBRA health premiums or payment of health premiums, at COBRA rates, for 12 months after the Separation Date or, if shorter, until the Eligible Participant becomes covered under a group health plan maintained by a subsequent employer, or other health plans, such as Medicare.

Company Equity Awards

Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award severance benefits:

(a)   Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date as to the portion of such Company Equity Awards that would have otherwise become vested pursuant to their regular vesting schedule prior to the 12-month anniversary of the Separation Date (or, in the case of a termination due to Disability, any Company Equity Awards granted to the Eligible Participant prior to July 1, 2021 that would have otherwise become vested pursuant to their regular vesting schedule prior to the 24- month anniversary of the Separation Date will be treated as though immediately vested on the Eligible Participant’s Separation Date and Company Equity Awards granted to the Eligible Participant on or after July 1, 2021 shall be eligible for continued vesting in accordance with Appendix B). Any such Company Equity Awards granted to the Eligible Participant prior to July 1, 2021 will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date and any such Company Equity Awards granted to the Eligible Participant on or after July 1, 2021 will be eligible to continue vesting in accordance with their original vesting schedule following the Eligible Participant’s Separation Date, in each case subject to an effective Separation Agreement (including the Release/Certification Requirements set forth in Appendix B) and Release; provided that to the extent such Company Equity Award is scheduled to vest more frequently than annually, any continued vesting date not falling on an anniversary of the grant date of such Company Equity Award shall be deemed to fall on the next following anniversary of such grant date.

(b)   Performance-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest based on the achievement of performance targets over a given performance period, other than any AIP Shares, will remain outstanding and eligible to vest, based solely on the achievement of the applicable Company performance targets for any performance period that ends prior to the 12-month anniversary of the Separation Date; and, following the end of the performance period, the Company will determine the number of shares subject to such Company Equity Awards earned based on actual Company achievement of the performance goals pursuant to the terms of the applicable award agreements, and such Company Equity Awards will be settled in accordance with the terms and conditions of the applicable award agreement on the date that similar awards held by other participants are settled; provided, that in the case of a termination due to Disability, such Company Equity Awards granted to the Eligible Participant prior to July 1, 2021 will become immediately vested, based on target achievement of the performance targets, on the Eligible Participant’s Separation Date to the extent they are subject to a performance period that ends prior to the 24-month anniversary of the Separation Date and Company Equity Awards granted to the Eligible Participant on or after July 1, 2021 shall be eligible for continued vesting in accordance with Appendix B. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement (including the Release/Certification Requirements set forth in Appendix B) and Release.

For the avoidance of doubt, any continued vesting of Company Equity Awards pursuant to this section, other than Company Equity Awards that were outstanding prior to July 1, 2021 to the extent they were eligible for accelerated or continued vesting in accordance with this section as in effect prior to July 1, 2021, shall be subject to the Eligible Participant satisfying the Release/Certification Requirements set forth in Appendix B.

Outplacement	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for transition program services.

Executive Vice President

Within a Change in Control Period

Qualifying Termination

“Qualifying Termination” will mean:

(a)   involuntary termination by the Company for a reason other than Cause or Disability;

(b)   resignation by the Eligible Participant due to Good Reason; or

(c)   solely for purposes of the treatment of Company Equity Awards, death or Disability.

“Good Reason” will mean:

(a)   a material reduction in the Eligible Participant’s annual base salary;

(b)   a material reduction in the Eligible Participant’s annual target bonus opportunity;

(c)   a material reduction in the Eligible Participant’s authority, duties or responsibilities (which would include a failure to report to the Chief Executive Officer);

(d)   a requirement by the Company that the Eligible Participant relocate his or her primary office to a location that is more than 35 miles from the location of his or her primary office immediately prior to the Change in Control; or

(e)   any material breach by the Company of the offer letter agreement between the Company and the Eligible Participant, as amended from time to time; in each case without such Eligible Participant’s written consent and subject to the notice and cure conditions set forth in the Plan.

Severance Pay Benefit

Severance Pay Benefit will mean:

(a)   Two times the sum of the Eligible Participant’s (i) annual rate of base salary immediately prior to the Separation Date (without regard to any reduction by the Company that gives rise to Good Reason) and (ii) target AIP bonus amount for the year in which the Separation Date occurs; and

(b)   Prorated AIP bonus amount for the year in which the Separation Date occurs, based on the number of full months Eligible Participant was employed with the Company during the AIP performance period and the actual Company performance through the end of the AIP performance period and target level of individual performance, settled in the form provided for under the terms and conditions of the relevant AIP, including without limitation, AIP Shares, as defined in the relevant AIP, if applicable.

Health Benefits	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for a lump sum payment of 24 months of health premiums, at COBRA rates, to be paid within sixty (60) days following the Separation Date.

Company Equity Awards

Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award severance benefits:

(a)   Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date, subject to an effective Separation Agreement and Release.

(b)   Performance-Based Awards. If a Change in Control occurs during the performance period applicable to a Company Equity Award that vests based on the achievement of performance targets over a given performance period, other than any AIP Shares, then such Company Equity Award will be subject to Section 11.2 of the Equity Award Incentive Plan. In the event the Eligible Participant’s Separation Date occurs within the Change in Control Period and (i) on or following the consummation of the Change in Control, then such Company Equity Awards will be treated as though immediately vested on the Eligible Participant’s Separation Date, or (ii) prior to the consummation of the Change in Control, then such Company Equity Awards will be treated as though immediately vested on the consummation of the Change in Control. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement and Release.

Outplacement	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for transition program services.

APPENDIX B

EXECUTIVE LONG TERM INCENTIVE PROGRAM

Under the Plan, Eligible Participants are entitled to the benefits set forth in this Appendix B, based on their employment classification as of the date of termination, which will be paid or provided in accordance with the terms and conditions of the Plan to which this Appendix B is attached. The definitions of capitalized terms defined in this Appendix B apply to Appendix B only.

Executive Long Term Incentive Program

Qualifying Termination

For purposes of the Executive Long Term Incentive Program (the “ELTIP”) only:

“Qualifying Termination” will mean:

(a)   Qualifying Retirement (as defined below); or

(b)   Job Elimination (as defined below); or

(c)   death or Disability.

“Qualifying Retirement” will mean a voluntary resignation by an Eligible Participant from the Company and its subsidiaries which satisfies each of the following requirements:

(a)   The Eligible Participant provides sufficient advance notice to the Company, as determined solely by the Plan Administrator, which shall be no less than 12 months;

(b)   The resignation is upon terms and conditions mutually agreed to by the Company and the Eligible Participant;

(c)   The Eligible Participant provides a minimum of seven (7) years of continuous service to the Company as a Vice President or a higher position of the Company as of the day of such Eligible Participant’s voluntary resignation; and

(d)   The Eligible Participant is sixty (60) years of age or older.

For purposes of a Qualifying Retirement only, the effective date for which an Eligible Participant may become entitled to benefits is based on the Eligible Participant’s employment classification as follows:

Job Classification Effective Date

CEO or EVP July 1, 2021

SVP July 1, 2022

VP July 1, 2023

“Job Elimination” will mean an involuntary termination by the Company due to a job elimination or role restructuring, as determined in the sole discretion of the Chief Executive Officer, Chief Human Resources Officer or the Chief Legal Officer of the Company (or their respective successors).

In order for any termination to be a Qualifying Termination for purposes of the ELTIP (other than death), the Eligible Participant must (i) provide services as requested by the Company in a cooperative and professional manner following notification of employment termination, and (ii) satisfy the Release/Certification Requirements set forth below.

Release/Certification Requirements

To qualify for continued vesting after termination of employment under any of the circumstances as set forth in this ELTIP, the Eligible Participant must satisfy each of the following requirements:

•  the Eligible Participant must timely execute and deliver a release of claims in favor of the Company, in the form and within the period specified by the Plan Administrator or its delegate;

•  with respect to a Qualifying Retirement, prior to the termination of employment, the Eligible Participant must provide written confirmation to the Company that he or she meets the eligibility criteria and receive written consent from the Company for such continued vesting;

•  while the employment restrictions (see “Restrictions” below) are outstanding, the Eligible Participant must certify in the form specified by the Plan Administrator, prior to each vesting date, that the Eligible Participant complies with the employment restrictions from the date of termination of employment through the applicable vesting date;

•  with respect to Disability, such Eligible Participant must satisfy the requirements described above and receive written consent from the Company for such continued vesting; and

•  in all cases, complies with all other terms of this ELTIP, including each of the restrictions identified below.

Restrictions

The Eligible Participant is subject to continued certification of his or her compliance with all of the following restrictions in the form specified by the Plan Administrator. Subject to all of the other terms and conditions set forth in this Plan, the benefits provided under this Plan shall become vested and payable to an Eligible Participant only if the Eligible Participant satisfies each of the following vesting conditions, as determined by the Plan Administrator in good faith.

Confidentiality

The Eligible Participant must comply with the confidentiality provisions set forth in the Company’s Proprietary Information and Inventions Agreement (the “PIIA”) during and following his or her employment with the Company.

Non-Solicitation of Employees and Customers

During the Eligible Participant’s employment by the Company and for the longer of (i) the one-year period following his or her termination of employment, or (ii) during any remaining vesting periods of any equity awards held if he or she continues to vest after termination of employment with the Company, the Eligible Participant will not directly or indirectly, whether on his or her own behalf or on behalf of any other party, without the prior written consent of the EVP, Chief Business Affairs and Legal Officer (or its successor): (a) solicit, induce or encourage any of the Company’s then current employees to leave the Company or to apply for employment elsewhere; or (b) solicit or induce or attempt to induce to leave the Company, or divert or attempt to divert from doing business with the Company, any then current customers, suppliers or other persons or entities that were serviced by the Eligible Participant or whose names became known to the Eligible Participant by the virtue of his or her employment with the Company or otherwise interfere with the relationship between the Company and such customers, suppliers or other persons or entities.

These restrictions do not apply to authorized actions the Eligible Participant took in the normal course of his or her employment with the Company, such as employment decisions with respect to employees the Eligible Participant supervised or business referrals in accordance with the Company’s policies.

Non-Competition

During the Eligible Participant’s employment by the Company and for the longer of (i) the one-year period following the termination of his or her employment or (ii) during any remaining vesting periods of any equity awards held if the Eligible Participant continues to vest after termination of employment with the Company, the Eligible Participant will not, (a) directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (as defined below) anywhere in the Restricted Territory (as defined below), nor will the Eligible Participant assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory or (b) work in the Eligible Participant’s profession; provided that the Eligible Participant may work for a government, education or Not-for-Profit Organization (as defined below) and provide board of director services, in each case not deemed to be Conflicting Services; and provided further that in the event that the Eligible Participant seeks to work for an organization to exclusively provide services to a government, education or Not-for-Profit Organization, in each case not deemed to be Conflicting Services, the Eligible Participant must seek consent from the Company, which consent may be withheld in the Company’s sole discretion.

“Restricted Territory” means the 50 mile radius of any of the following locations: (i) any Company business location at which the Eligible Participant has worked on a regular or occasional basis during the preceding year; (ii) the Eligible Participant’s home if Eligible Participant worked from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which the Eligible Participant has traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom the Eligible Participant has been in contact in the preceding year are based.

“Customer or Potential Customer” is any person or entity who or which, at any time during the one year period prior to the Eligible Participant’s contact with such person or entity if such contact occurs during the Eligible Participant’s employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date the Eligible Participant’s employment with the Company ends: (i) contracted for, was billed for, or received from the Company any product, service or process with which the Eligible Participant worked directly or indirectly during employment by the Company or about which the Eligible Participant acquired Proprietary Information (as defined in the PIIA); or (ii) was in contact with the Eligible Participant or in contact with any other employee, owner, or agent of the Company, of which contact the Eligible Participant was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which the Eligible Participant worked directly or indirectly during the Eligible Participant’s employment with the Company or about which the Eligible Participant acquired Proprietary Information (as defined in the PIIA); or (iii) was solicited by the Company in an effort in which the Eligible Participant involved or of which the Eligible Participant was aware.

“Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that directly competes with a product, service, or process, including the research and development thereof, of the Company with which the Eligible Participant worked directly or indirectly during employment by the Company or about which the Eligible Participant acquired Proprietary Information (as defined in the PIIA) during the Eligible Participant’s employment by the Company.

“Not-for-Profit Organization” means an entity exempt from tax under state law and under Section 501(c)(3) of the Code. Section 501(c)(3) only includes entities organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes, or to foster national or international amateur sports competition or for the prevention of cruelty to children or animals. Not-for-Profit Organization shall also mean entities outside the United States exempt from local and national tax laws because they are organized and operated exclusively for purposes identical to those applicable to Section 501(c)(3) organization.

Nondisparagement

The Eligible Participant must not utter or publish (including, but not limited to, written, oral, or website, social media or similar internet-based publication) any disparaging, derogatory or negative statements, comments, or remarks concerning the Company, or the Company’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, that the Eligible Participant will respond accurately and fully to any question, inquiry or request for information when required by legal process.

Cooperation

The Eligible Participant must cooperate fully with the Company and its counsel, upon request, with respect to any potential or pending proceeding (including, but not limited to, any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates at least in part to matters with which the Eligible Participant was involved while he or she was an employee or other service provider of the Company or any of its affiliates, or with which the Eligible Participant has knowledge. The Eligible Participant must render such cooperation in a timely fashion and provide Company personnel and counsel with the full benefit of the Eligible Participant’s knowledge with respect to any such matter, and must be reasonably available for interviews, depositions, or court appearances at the request of the Company or its counsel. If the Eligible Participant receives a complaint or subpoena or other legal process relating to the Company or a request for interview or to provide information concerning any existing, potential or threatened claims against the Company, the Eligible Participant must give written notice to the Company within seven days of receipt and prior to the Eligible Participant’s response to any such process or communication, unless prohibited by applicable law. The Eligible Participant must cooperate with the Company in good faith to ensure that its trade secrets and other confidential and proprietary information are not disclosed, either intentionally or inadvertently.

Company Equity Awards

If the Eligible Participant has a Qualifying Termination, and pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award benefits:

(a)   Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), after taking into account any accelerated vesting of outstanding time-based equity awards as of July 1, 2021 in connection with the Eligible Participant’s Separation from Service (as provided for in Appendix A or C or other Company policies, as applicable), will be eligible to continue vesting in accordance with their original vesting schedule; provided that to the extent a Company Equity Award is scheduled to vest more frequently than annually, any continued vesting date not falling on an anniversary of the grant date of such Company Equity Award shall be deemed to fall on the next following anniversary of such grant date, until the Company Equity Award is completely vested.

Notwithstanding the above, in the event that the Eligible Participant terminates service for reason of Qualifying Retirement, and the Eligible Participant has outstanding time-based equity awards as of July 1, 2021, then those outstanding awards will be eligible for pro-rata acceleration in addition to the continued vesting set forth in the paragraph above. The pro-rata acceleration will be determined for each such award as follows: (i) the product of (A) the aggregate number of shares of stock underlying the award, multiplied by (B) the Eligible Participant’s number of full months of service since the date of grant, divided by the total number of months of vesting to which the award is subject (e.g., thirty-six months if the vesting schedule of the award is three years), minus (ii) any shares issued on previous vesting dates of the award. The result shall be rounded up to the nearest whole share of stock. Any remaining shares after the pro-rata acceleration is applied will not be forfeited and will continue to vest on the original vesting date(s) in accordance with the ELTIP.

(b)   Performance-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest based on the achievement of performance targets over a given performance period, other than any AIP Shares, will remain outstanding and eligible to vest, based solely on the achievement of the applicable Company performance targets for the applicable performance period. Following the end of each applicable performance period, the Company will determine the number of shares subject to such Company Equity Awards earned based on actual Company achievement of the performance goals pursuant to the terms of the applicable award agreements, and such Company Equity Awards will be settled in accordance with the terms and conditions of the applicable award agreement, on the date that similar awards held by other participants are settled. applicable award agreements, and such Company Equity Awards will be settled in accordance with the terms and conditions of the applicable award agreement, on the date that similar awards held by other participants are settled.

(c)   Notwithstanding the above, in the event of the Eligible Participant’s termination due to death, all Company Equity Awards that are eligible to continue vesting pursuant to the ELTIP will become immediately vested on the date of the Eligible Participant’s death. For Company Equity Awards that are performance-based awards, any such accelerated vesting will be based on target achievement of the applicable performance targets. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement and Release.

For the avoidance of doubt, any continued vesting of Company Equity Awards pursuant to the ELTIP, other than Company Equity Awards that were outstanding prior to July 1, 2021 to the extent they were eligible for accelerated or continued vesting in accordance with the applicable appendix as in effect prior to July 1, 2021, shall be subject to the Eligible Participant satisfying the Release/Certification Requirements set forth herein.

For the avoidance of doubt, the ELTIP (including any continued or accelerated vesting benefits provided under the ELTIP) shall not apply to the performance-based Company Equity Award that was granted on April 1, 2018 to the CEO, which award shall be subject to the applicable terms and conditions set forth in the award agreement and Appendix A.

Health Benefits	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for Company-subsidized health care coverage or payments in lieu thereof at COBRA rates, to be determined at the Plan Administrator’s sole discretion, for the period during which the Eligible Participant is eligible to continue vesting in any Company Equity Awards pursuant to the ELTIP. Notwithstanding the foregoing, no Eligible Participant will be eligible for continued health care coverage under the Company’s group health plans, or payments in lieu thereof, to the extent that the Eligible Participant is no longer eligible for or participates in continuation coverage under COBRA. If the Eligible Participant is eligible to continue vesting in any Company Equity Awards pursuant to the ELTIP and the Eligible Participant is no longer eligible for COBRA continuation coverage under the Company’s group health plans and is not covered under any other group health plan, the Eligible Participant will be eligible to receive prorated payments, calculated using COBRA rates, on the first vesting date of each year that unvested Company Equity Awards vest pursuant to the ELTIP. Each prorated payment will be determined by multiplying the monthly COBRA rate at the time the Eligible Participant is no longer covered under COBRA by a fraction, the numerator of which is the number of full months between the later of the COBRA coverage end date and the most recent Company Equity Award vesting date and the denominator of which is the number of full months between the COBRA coverage end date and the last vesting date under the ELTIP.

For the avoidance of doubt, no benefits shall be provided pursuant to this section to the extent that they would result in a duplication of benefits, as determined by the Plan Administrator.

PayPal Holdings, Inc.

Executive Change in Control and Severance Plan

Form Letter Agreement for Executives with Individual Separation Protection Agreements

Employee Name

Employee Address

Re:	The PayPal Holdings, Inc. Executive Change in Control and Severance Plan

Dear [Employee Name]:

This letter agreement (“Letter Agreement”) relates to the PayPal Holdings, Inc. Executive Change in Control and Severance Plan (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance benefits set forth therein. A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

(a)	that you have received and reviewed a copy of the Plan;

(b)	that capitalized terms not defined in this Letter Agreement will have the meaning assigned to them in the Plan;

(c)	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and

(d)	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to the Company.

NOW, THEREFORE, you and the Company (hereinafter referred to as “the parties”) hereby AGREE as follows:

1.	The Company and you have previously entered into that certain offer letter dated as of [•] and as thereafter supplemented and amended from time to time (the “Employment Agreement”).

2.	If you incur a Qualifying Termination, you will receive the Severance Benefits set forth in Section 5 of the Plan (the “Severance Benefits”).

3.

As a condition of receiving the Severance Benefits (other than any Accrued Amounts), you must (i) execute and accept the terms and conditions of, and the effectiveness of, a Separation Agreement and Release and such Release must become irrevocable within sixty (60) days following your Separation Date, (ii) comply with the terms and conditions of the Plan and (iii) promptly resign from any position as an officer, director or fiduciary of the Company or any Company-related entity.

4.

In consideration of becoming eligible to receive the Severance Benefits provided under the terms and conditions of the Plan, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under the Employment Agreement or any other plan or arrangement.

5.

You understand that the waiver set forth in Section 4 above is irrevocable for so long as this Letter Agreement is in effect, and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

6.

Notwithstanding anything herein to the contrary, if a Change in Control occurs while you are a Participant in the Plan, in no event will your status as a Participant in the Plan end prior to the end of the twenty-four (24) month period beginning on a Change in Control regardless of when any written notification is given to you terminating your participation in the Plan (including any written notification given prior to such Change in Control).

7.

Your participation in the Plan will continue in effect following any Qualified Termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

8.

You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be terminated, modified or amended in any manner that is adverse to you, without your consent.

PayPal Holdings, Inc.

By

ACCEPTED AND AGREED TO this          day of                 ,             ,

Your Name (printed)

Your Signature

PayPal Holdings, Inc.

Executive Change in Control and Severance Plan

Form Consent for Executives with Previous Individual Separation Protection Agreements

Employee Name

Employee Address

Re:	Amendment to PayPal Holdings, Inc. Executive Change in Control and Severance Plan

Dear [Employee Name]:

This letter agreement (“Letter Agreement”) relates to the PayPal Holdings, Inc. Executive Change in Control and Severance Plan (the “Plan”).

PayPal Holdings, Inc. (the “Company”) amended the Plan, effective as of July 1, 2021. A copy of the Plan, as amended and restated, is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions.

By signing below, you acknowledge and agree that:

(a)	you have received and reviewed a copy of the Plan, as amended and restated; and

(b)	you affirmatively consent to the Plan, as amended and restated.

PayPal Holdings, Inc.

By

ACCEPTED AND AGREED TO this          day of                 ,             ,

Your Name (printed)

Your Signature

EXHIBIT B

PAYPAL HOLDINGS, INC.

INDEMNITY AGREEMENT

This Indemnity Agreement (this “Agreement”), dated as of [•], 202[•], is made by and between PayPal Holdings, Inc., a Delaware corporation (the “Company”), and, a director and/or officer of the Company (the “Indemnitee”).

RECITALS

A.

The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and/or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B.

Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company, and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company contractually to indemnify officers and directors and to assume for itself maximum liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company;

C.

Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive; and

D.

The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company free from undue concern for claims for damages arising out of or related to such services to the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

1.1.

Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director, officer, employee, fiduciary or other agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust or other enterprise or an affiliate of the Company, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation or controlling corporation of the Company, including, without limitation, eBay Inc., a Delaware corporation, or was a director or officer of another enterprise or affiliate of the Company at the request of, for the convenience of, or to represent the interests of such predecessor or controlling corporation. The term “enterprise” includes any employee benefit plan of the Company, its subsidiaries, affiliates and predecessor corporations.

1.2.	Exchange Act. For purposes of this Agreement, “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.3.

Expenses. For purposes of this Agreement, “expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, participating or being a witness in or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement, Section 145 or otherwise and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a proceeding.

1.4.

Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or any other type whatsoever.

1.5.

Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more of its subsidiaries or by one or more of the Company’s subsidiaries.

2.

AGREEMENT TO SERVE. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at the will of the Company (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an agent of the Company, faithfully and to the best of his or her ability, so long as the Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the charter documents of the Company or any subsidiary of the Company; provided, however, that the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that the Indemnitee may have assumed apart from this Agreement), and the Company or any subsidiary shall have no obligation under this Agreement to continue the Indemnitee in any such position.

3.

DIRECTORS’ AND OFFICERS’ INSURANCE. The Company shall, to the extent that the Board determines it to be economically reasonable, maintain a policy of directors’ and officers’ liability insurance (“D&O Insurance”), on such terms and conditions as may be approved by the Board.

4.	MANDATORY INDEMNIFICATION. Subject to Section 9 below, the Company shall indemnify the Indemnitee to the fullest extent permitted by applicable law:

4.1.

Third Party Actions. If the Indemnitee was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with such proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that the Indemnitee’s conduct was unlawful; and

4.2.

Derivative Actions. If the Indemnitee was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, against any amounts paid in settlement of any such proceeding and all expenses actually and reasonably incurred by the Indemnitee in connection with such proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his or her duty to the Company, unless and only to the extent that the Court of Chancery of Delaware or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery of Delaware or such other court shall deem proper; and

4.3.

Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) to the extent such amounts have been paid directly to the Indemnitee by D&O Insurance or other indemnity provision.

5.	PARTIAL INDEMNIFICATION AND CONTRIBUTION.

5.1.

Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the Indemnitee but is not entitled, however, to indemnification for all of the total amount thereof, then the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled to indemnification.

5.2.

Contribution. To the fullest extent permissible under applicable law, if the Indemnitee is not entitled to the indemnification provided in Section 4 for any reason whatsoever, then in respect of any threatened, pending or completed proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such proceeding), the Company shall contribute to the amount of expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnitee in such proportion as is deemed fair and reasonable in light of all the circumstances of the proceeding to reflect (i) the relative benefits received by the Company on the one hand and the Indemnitee on the other hand from the event(s) and/or transaction from which such proceeding arose and (ii) the relative fault of the Company (and its directors, officers, employees and other agents) on the one hand and of the Indemnitee on the other hand in connection with such event(s) and/or transaction(s). The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines, ERISA excise taxes or penalties or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

6.	MANDATORY ADVANCEMENT OF EXPENSES.

6.1.

Advancement. Subject to Section 9 below, the Company shall advance all expenses incurred by the Indemnitee in connection with any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by him or her in any such capacity. Advances shall be unsecured and interest free. The Indemnitee hereby undertakes to promptly repay such amounts advanced only if, and to the extent that, it shall ultimately be determined in a final non-appealable judicial determination that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the General Corporation Law of Delaware or other applicable law. The advances to be made hereunder shall be paid by the Company to the Indemnitee within thirty (30) days following delivery of a written request therefor by the Indemnitee to the Company.

6.2.

Exception. Notwithstanding the foregoing provisions of this Section 6, the Company shall not be obligated to advance any expenses to the Indemnitee arising from a proceeding initiated directly by the Company against the Indemnitee if an absolute majority of the members of the Board reasonably determines in good faith, within thirty (30) days of the Indemnitee’s request to be advanced expenses, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith. If such a determination is made, the Indemnitee may have such decision reviewed by another forum, in the manner set forth in Sections 8.3, 8.4 and 8.5 hereof, with all references therein to “indemnification” being deemed to refer to “advancement of expenses,” and the burden of proof shall be on the Company to demonstrate clearly and convincingly that, based on the facts known at the time, the Indemnitee acted in bad faith. The Company may not avail itself of this Section 6.2 as to a given proceeding if, at any time after the occurrence of the activities or omissions that are the primary focus of the proceeding, the Company has undergone a change in control. For this purpose, a change in control shall mean a given person or group of affiliated persons or groups increasing their beneficial ownership interest in the Company by at least twenty percent (20%) without advance approval by at least a majority of the Board.

7.	NOTICE AND OTHER INDEMNIFICATION PROCEDURES.

7.1.

Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof. Notwithstanding the foregoing, any failure of the Indemnitee to provide such notice to the Company shall not relieve the Company of any liability that it may have to Indemnitee unless, and only to the extent that, such failure actually and materially prejudices the interests of the Company.

7.2.

If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7.1 hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such D&O Insurance policies.

7.3.

In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding; provided that: (a) the Indemnitee shall have the right to employ the Indemnitee’s counsel in any such proceeding at the Indemnitee’s expense; (b) the Indemnitee shall have the right to employ the Indemnitee’s counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (c) if (i) the employment of counsel by the Indemnitee has been previously authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there is an actual or potential conflict of interest between the Company and the Indemnitee in the conduct of any such defense or a conflict is likely to arise or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

8.	DETERMINATION OF RIGHT TO INDEMNIFICATION.

8.1.

To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4.1 or 4.2 of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him or her in connection with such proceeding, or such claim, issue or matter, as the case may be.

8.2.

In the event that Section 8.1 is inapplicable, or does not apply to the entire proceeding, the Company shall nonetheless indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a forum listed in Section 8.3 below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

8.3.

The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8.2 hereof that the Indemnitee is not entitled to indemnification will be heard from among the following, except that the Indemnitee can select a forum consisting of the stockholders of the Company only with the approval of the Company:

(a)	A quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

(b)	The stockholders of the Company;

(c)	Legal counsel mutually agreed upon by the Indemnitee and the Board, which counsel shall make such determination in a written opinion;

(d)	A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected; or

(e)	The Court of Chancery of Delaware or other court having jurisdiction of subject matter and the parties.

8.4.

As soon as practicable, and in no event later than thirty (30) days after the forum has been selected pursuant to Section 8.3 above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim. The Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination.

8.5.

If the forum selected in accordance with Section 8.3 hereof is not a court, then after the final decision of such forum is rendered, the Company or the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which the proceeding giving rise to the Indemnitee’s claim for indemnification is or was pending or any other court of competent jurisdiction, for the purpose of appealing the decision of such forum; provided that such right is executed within sixty (60) days after the final decision of such forum is rendered. If the forum selected in accordance with Section 8.3 hereof is a court, then the rights of the Company or the Indemnitee to appeal any decision of such court shall be governed by the applicable laws and rules governing appeals of the decision of such court.

8.6.

The knowledge and/or actions, or failure to act, of any other director, officer, employee or other agent of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.

8.7.

Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

9.	EXCEPTIONS. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

9.1.

Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification and/or advancement of expenses arising under this Agreement, the charter documents of the Company or any subsidiary or any statute or law or otherwise, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

9.2.

Payments Made. To indemnify the Indemnitee for any claims made against the Indemnitee for which payment has actually been made to or on behalf of the Indemnitee under any D&O Insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any such D&O Insurance policy or other indemnity provision; or

9.3.

Unauthorized Settlements. To indemnify the Indemnitee hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; or

9.4.

Securities Law Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any federal, state or local statutory law; or

9.5.

Reimbursement of Certain Compensation and Profits. To reimburse the Indemnitee for the loss or repayment of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes- Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

9.6.

Reimbursement of Certain Recoupments and Clawbacks. To reimburse the Indemnitee for the loss or repayment of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including, but not limited to, any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

9.7.

Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

10.

NON-EXCLUSIVITY. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements or otherwise, both as to action in the Indemnitee’s official capacity and to action in another capacity while occupying his or her position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee. No amendment, alteration or repeal of this Agreement or any provision hereof shall limit or restrict any right of the Indemnitee under this Agreement with respect to any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of expenses than would be afforded currently under the Company’s Certificate of Incorporation or Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

11.	GENERAL PROVISIONS.

11.1.

Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent now or hereafter permitted by law, except as expressly limited herein.

11.2.

Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, then: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 11.1 hereof.

11.3.

Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

11.4.

Subrogation. In the event of full payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

11.5.

Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute one agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Each party acknowledges that it and each other party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.

11.6.	Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

11.7.

Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses for notice shown on the signature page of this Agreement or as subsequently modified by written notice.

11.8.

Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed exclusively by and construed and interpreted according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware, irrespective of the choice of laws principles of the State of Delaware.

11.9.

Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

11.10.

Attorneys’ Fees. In the event Indemnitee is required to bring any action to enforce rights under this Agreement (including, without limitation, the expenses of any Proceeding described in Section 1.4), the Indemnitee shall be entitled to all reasonable fees and expenses in bringing and pursuing such action, unless a court of competent jurisdiction finds each of the material claims of the Indemnitee in any such action was frivolous and not made in good faith.

IN WITNESS WHEREOF, the parties hereto have entered into this Indemnity Agreement effective as of the date first written above.

PAYPAL HOLDINGS, INC.:

By:
Address:
Title:

INDEMNITEE:

By:
Address:
Title: